EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (No. 333-42315) and the related Prospectus and Prospectus Supplement of Pioneer Natural Resources Company and subsidiaries. We also consent to the incorporation by reference in the Registration Statement (No. 333-35087, No. 333-35165, No. 333-39153, No. 333-39249, No. 33-44851, No.
333-35085 and No. 333-35175) on Form S-8 and to the inclusion and incorporation by reference in the Registration Statement (No. 333-42315, No. 333-44439 and No. 333-39381) on Form S-3 of Pioneer Natural Resources Company and subsidiaries of our report dated January 24, 2000, with respect to the consolidated financial statements of Pioneer Natural Resources Company included in this Annual Report on Form 10-K for the year ended December 31, 1999.

                                                    Ernst & Young LLP



Dallas, Texas
March 23, 2000


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